Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AMERISOURCEBERGEN TO ACQUIRE HEALTH ADVOCATES, INC

Valley Forge, Pa, September 25, 2006 – AmerisourceBergen Corporation (NYSE: ABC) today announced that it has agreed to acquire all of the outstanding stock of Health Advocates, Inc. of Tampa, Florida, for approximately $83 million in cash. Health Advocates is a leading provider of Medicare set-aside cost containment services to insurance payors primarily within the workers’ compensation industry. The transaction is expected to close by the end of October 2006, and to be slightly accretive to the Company’s fiscal 2007 earnings.

Following the close of the transaction, Health Advocates will be renamed PMSI MSA Services and will become part of AmerisourceBergen’s workers’ compensation business. Health Advocates’ Founder and President, June Simpson, will remain with the company as President, PMSI MSA Services and will report to Mark Hollifield, President of PMSI.

Medicare set-asides are required in certain worker’s compensation settlements. The set-asides are funds established to cover future medical and prescription drug expenses incurred as a result of a job-related injury that would have been paid by Medicare. The amount of the set-aside is dependent on a number of complex factors, and ultimately must take Medicare into consideration in order for a workers compensation settlement to be finalized. The purpose of the set-aside is to ensure that Medicare is not burdened with costs that should be covered by the private workers’ compensation insurer.

“We are pleased to add the expertise of Health Advocates to PMSI, our existing workers’ compensation pharmacy solutions business,” said R. David Yost, Chief Executive Officer of AmerisourceBergen. “Since Medicare now provides coverage for prescriptions through its Part D program, our workers’ compensation customers need to address both medical costs and prescription drug costs when determining Medicare set-asides. The addition of Health Advocates, combined with PMSI’s industry leading pharmacy and clinical solutions, truly gives PMSI the ability to provide our collective customers with a fully integrated Medicare set-aside solution.”

“We are thrilled to join AmerisourceBergen’s workers’ compensation business. Together we will offer a more comprehensive service to our customers to assist them with managing Medicare set-aside issues and pharmacy benefits in the most efficient manner possible,” said Simpson.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $59 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 13,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

About Health Advocates

Health Advocates is a leading provider of Medicare set-aside (MSA) cost containment services to insurance payors primarily within the workers’ compensation industry. Through a staff of highly experienced specialists using process methodology that has been accepted by the Center for Medicare and Medicaid Services (CMS), Health Advocates provides medical and pharmacy cost assessment services designed to help clients comply with the Medicare Secondary Payer Act. Health Advocates provides services to over 400 insurance carriers, third party administrators, self-insureds and attorneys nationwide.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. The forward-looking statements herein include statements addressing management’s views with respect to future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plan to consolidate its distribution network. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); declines in the amounts of market share rebates offered by pharmaceutical manufacturers to the PharMerica long-term care business, declines in the amounts of rebates that the PharMerica Long-Term Care business can retain, and/or the inability of the business to offset the rebate reductions that have already occurred or any rebate reductions that may occur in the future; fluctuations in market interest rates; operational or control issues arising from the Company’s outsourcing of information technology activities; the Pharmaceutical Distribution segment’s ability to continue to successfully transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar - Canadian dollar exchange rate and other foreign exchange rates; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of the Company generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1 (Business) under the heading “Certain Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934, including the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006.

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